Exhibit 4.1

INCORPORATED UNDER THE LAWS OF
STATE OF NEVADA
WAISTECH INTERNATIONAL, INC.
Capital Stock: 25,000,000 shares common stock @ $0.001 par value

NUMBER ______________	SHARES ______________

This Certifies that ---------------------------------- is the registered holder of ----------------------------------- FULLY PAID AND NON-ASSESSABLE SHARES of WAISTECH INTERNATIONAL, INC., transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ----- day of -----------------------, A.D. 20----------.

_________________________________ Secretary	_________________________________ President